Filed under Rule 433
                                                           File No. 333-132911


                                [LOGO OMITTED]

                           Merrill Lynch & Co., Inc.

          $2,000,000,000 6.050% Subordinated Notes due May 16th, 2016
                               Final Term Sheet


Issuer:                        Merrill Lynch & Co., Inc.

Expected Ratings:              A1/A/A+/A high

Type:                          SEC Registered - Registration Statement No. 333-132911

Ranking:                       Subordinated Unsecured

Principal Amount:              $2,000,000,000

Pricing Date:                  May 11th, 2006

Settlement Date:               May 16th, 2006 (T+3)

Maturity Date:                 May 16th, 2016

Interest Payment Dates:        Interest will be paid on the Maturity Date and semiannually on
                               May 16 and November 16 of each year, commencing on November 16,
                               2006, provided that if any such day is not a Business Day, the payment will be made on the next Business Day unadjusted.

Benchmark Treasury:            4.50% due 2/15/2016

UST Spot (Px/Yield)            95-00+/5.155%

Spread to Benchmark            +92 basis points 0.92%

Yield to Maturity              6.075%

Coupon                         6.050%

Price to Public:               99.815%

Proceeds to Issuer:            $1,986,300,000 (Before expenses)

Daycount                       30/360

Minimum Denomination:          Minimum denominations of $100,000 and integral multiples of $1,000.

Redemption
     Make Whole:               At any time at the Treasury Rate plus 20 basis points 0.20%

Cusip                          590188 4M 7

Accrual of Interest:           Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to, but excluding, the applicable Interest Payment Date.

Underwriter:                   Merrill Lynch, & Co.   (1,980,000,000)

Co-Managers:                   Wachovia Capital Markets, LLC   (10,000,000)

                               HSBC Securities (USA) Inc.      (10,000,000)



Other Provisions:              "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in the City of New York.

                               -----------------------------------

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively Merrill Lynch, Pierce, Fenner & Smith Incorporated will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-866-500-5408